[BUNDESAUFSICHTSAMT FUR DAS KREDITWESEN Letterhead]
(Federal Banking Supervisory Office)
BAKred, Gardeschutzenweg 71 - 101, 12203 Berlin


Ms. Cheryl E. Watson
Senior Vice President & Chief Financial Officer
USA Group Secondary market Services, Inc.
P.O. Box 7039
Indianapolis, IN  46207-7039
USA

26 November 1999

Re:  Capital Treatment of U.S. Guaranteed Student Loan-Backed Securities

Dear Ms. Watson:

In your letter dated November 16, 1999 you seek information of the "Bundesaufsichtsamt fur das Kreditwesen" that senior U.S. Guaranteed Student Loan-Backed Securities as described in your letter receive a 20 percent risk-weighting under the solvency rule for German banks.

First, let me point to the fact that as a general principle the "Bundesaufsichtsamt fur das Kreditwesen" gives information about the appropriate weighting of risk-assets under the German solvency rule for banks which is laid down in the so-called Principle I pursuant to Sections 10 and 10a of the German Banking Act only in case that a bank which has to obey to the stipulations of Principle I is uncertain about the amount of the capital charge to be applied to the risk-asset in question. Generally it is expected that banks can make correct decisions following the instruction of Principle I. Prior to making an inquiry to the banking supervisory authority regarding the relevant risk weighting banks are requested to make efforts to examine and make a decision on their own responsibility. However, in cases of doubt banks should approach the "Bundesaufsichtsamt fur das Kreditwesen".

Referring to your inquiry I understand that banking supervisors in the G 10-countries take the view that senior asset-backed securities secured by loans conditionally guaranteed by the U.S. central government should be assigned to the 20 percent risk category provided that the look through criteria established by the U.S. bank regulatory agencies are fulfilled. Therefore the decision on the capital treatment of U.S. Guaranteed Student Loan-Backed Securities taken by the Board of Governors of the Federal Reserve System (September 11, 1999) and the Office of Thrift Supervision (October 26, 1999) could be adopted when applying the solvency rule for German banks.

Yours very truly,

/s/  Conert
Conert